UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2010

SOUTHERN COPPER CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-14066	13-3849074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11811 North Tatum Blvd., Suite 2500, Phoenix, Arizona 85028

(Address and zip code of principal executive offices)

(602) 494-5328

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Southern Copper Corporation (“Southern Copper”) will file a Proxy Statement with the Securities and Exchange Commission regarding the proposed transaction.  Investors and security holders are urged to read carefully the Proxy Statement regarding the proposed transaction when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement (when it is available) and other documents containing information about Southern Copper, without charge, at the SEC’s web site at http://www.sec.gov.  Free copies of the Proxy Statement and Southern Copper’s filings may be obtained by directing a request to Southern Copper Corporation, 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, USA, Attention: Investor Relations Department.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends.  They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements.  Such risks and uncertainties include, but are not limited to: Southern Copper’s ability to enter into definitive agreements with respect to the proposed transaction; the results of Southern Copper’s due diligence review of ASARCO; Southern Copper’s ability to achieve the benefits contemplated by the proposed transaction; Southern Copper’s ability to promptly and effectively integrate with the businesses of AMC and ASARCO; the costs associated with the proposed transaction; the timing to consummate the proposed transaction; any necessary actions to obtain required regulatory approvals; the ability to obtain existing lender and other required third-party consents; increased costs; metal prices; unfavorable economic conditions; changes in the legal and regulatory environment; and unstable political conditions, civil unrest or other developments. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  Southern Copper does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

*****

The following is a transcript of the Southern Copper Corporation second quarter 2010 conference call with the financial community held on Thursday, July 29, 2010 and which was posted on the Southern Copper Corporation website on August 6, 2010.  A recording of the conference call will be available until August 12, 2010 at the following number in the U.S.: (800) 642-1687 and the following number outside the U.S.: (706) 645-9291.  The conference ID # for the recording is 88170020.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

SOUTHERN COPPER CORPORATION

Moderator:  Raul Jacob

July 29, 2010

10:30 a.m. EST

Operator:

Good morning and welcome to the Southern Copper Corporation second quarter 2010 conference call.  With us this morning we have Southern Copper Corporation, Mr. Raul Jacob, manager of financial planning and investor relations who will discuss the results of the company for the second quarter and answer any questions that you may have.

The information discussed on today’s call may include forward-looking statements regarding the Company’s results and prospects which are subject to risks and uncertainties.  Actual results may differ materially and the Company cautions do not place undue reliance on these forward-looking statements.

Southern Copper Corporation undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.  All results are expressed in full U.S. GAAP.

Now I will pass the call onto Mr. Raul Jacob.

Raul Jacob:

Thank you very much (Mona) and good morning everyone.  Welcome to Southern Copper’s second quarter 2010 earnings conference call.  Before getting into any material I’d would like to apologize for any inconveniences that you may have had due to the delay on the conference call start up time.

Today we have Mr. Oscar Gonzalez Rocha, Southern Copper’s CEO and Armando Ortega, our legal counsel with us.  We will discuss our views on the metal markets as well as Southern Copper’s production, sales, operating costs, financial results and capital spending program.  After that we will open the session for questions.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

Last quarter we reported our satisfaction with the recovery of metal prices compared to their 2009 level.  At that time we commented on the market’s recognition and anticipation of upcoming recovery in world demand for basic metals particularly copper, molybdenum, silver and zinc, which are the principal commodities produced by Southern Copper.

However, during the last quarter the market mood has deteriorated due to concerns about the recovery of the U.S. demand, China’s growth, and Europe’s debt crisis.  As a result, during the second quarter of this year, we have seen high volatility and weakness in basic metal prices.

Even though we believe there is a chance of a slowdown in the growth rate of the world economy, we also think that we’re not close to a recession or the so called double dip, particularly in basic metals.

Focusing on copper, on the demand side, what we see is that the red metals physical consumption is consistently increasing worldwide.  According to CRU, during the second quarter of 2010 copper demand grew by 4.8 percent worldwide when compared to the first quarter of this year, yielding a small deficit for the quarter.

The main demand drivers of growth came from the emerging economies lead by China and the recovery of physical consumption in the U.S. and Europe.

While the Chinese government continues to employ monetary tightening measures to control inflation, growth remains robust and should continue to consume growing amounts of raw materials. Chinese GDP grew 10.3 percent in the second quarter of this year versus 11.9 percent in the first quarter of 2010.  Chinese fixed asset investment in urban areas in the first six months of the year increased by 25.5 percent versus a year ago and fixed assets investment in rural areas for the first six months of the year increased by 22.1 percent.

These are very strong indicators of growth and activity in China as well as some other Asian countries.  During the second quarter of this year as well the U.S. and European countries demand for refined copper increased by 22 and 4

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

percent, respectively, when compared to a first quarter of this year.  These are very positive developments that support our conviction of higher physical demand from now on.

On the supply side, current production growth is not catching up with demand performance.  A clear sign of this is the consistent reduction in the combined copper inventories of the London Metal Exchange, COMEX and Shanghai warehouses.  At their latest peak, in February of this year, when the sum of their combined inventories was 815,000 tons.  Currently, as of last Friday, they were approximately 625,000 tons, a reduction of 23 percent in four months.

For the rest of the year, we believe that physical demand should increase even further after the end of the Northern Hemisphere summer.

Looking into molybdenum, as you know it is our first byproduct.  In the second quarter of 2010 this metal represented 13 percent of the company’s sales.  We’re currently seeing consumption coming back to where it was before the economic crisis.  For the rest of 2010 we are expecting a relatively balanced market for molybdenum.

Silver represented six percent of our sales in the second quarter.  We think that silver prices will have strong support for the remaining of 2010 due to higher industrial demand as well as inflation concerns.

Zinc has represented four percent of our sales in the second quarter and has very good long term fundaments due to significant industrial consumption.  However inventories are currently at relatively high levels, affecting zinc prices.

Looking into Southern Copper production, we’re reporting a 4.8 reduction in Cooper from our mines when comparing the second quarter of 2010 with the same period of 2009.  The major reason for this is an ore grade reduction at Cuajone and La Caridad of eight and nine percent respectively, which resulted in lower copper production of 5,300 tons.  The remaining production decrease

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

was caused by slightly lower ore grades and recoveries at our Toquepala and IMMSA mines.

It should be pointed out that our second quarter 2010 production has increased by four percent when compared to first quarter due to a slight recovery in the Cuajone ore grade.

In the second half of 2010, we’re expecting higher production from the Peruvian units due to ore grade recoveries and some SX-EW production from Cananea starting in September.

Regarding our metallurgical facilities, we’re glad to report a 21 percent increase in rod production due to higher sales in Mexico and the U.S.  allowing the Company to capture important copper premiums over the spot price.  This is a good indication of the recovery of durable goods demand in the U.S. and Mexican economies.

At this point we are maintaining our copper production guidance for 2010 at 500,000 tons.

Regarding molybdenum, we had record production in the second quarter of this year reaching 5,500 tons, a 26 percent increase when compared to the second quarter of 2009.  The better molybdenum production was the result of improved recoveries and higher ore grades at the Toquepala mine, which increased production by 55 percent.  The Cuajone mine increased production by 37 percent, and La Caridad by 10 percent.  This higher production at all of our operations was the result of slightly better ore grades and recovery.

We are increasing our 2010 molybdenum sales guidance from 19,000 tons to 20,000 tons.

The zinc mine and refined production decreased by eight and five percent, respectively, when compared to the second quarter of 2009 due to lower ore grades at our Charcas mine as well as lower production in Santa Eulalia due to flooding problems which has been since then solved.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

The company estimates zinc sales of 110,000 tons for 2010.

Regarding silver, mine production decreased by seven percent in the second quarter 2010 when compared to the same period of 2009.  Refined silver production decreased three percent for the quarter.  We are expecting a recovery in silver production in the second half of this year.

We estimate sales of 16.0 million ounces silver in 2010.

Focusing on our financial performance, net sales for the second quarter of 2010 were $1.2 billion, 42 percent higher than the $825 million in the second quarter of 2009.  The main drivers for higher sales were the recovery in metal prices and a 26 percent increase in the molybdenum sales volume due to higher production.

When compared to the second quarter 2009, copper sales volume decreased by 5.6 percent in the second quarter 2010.  Silver volume sold decreased by 10.7 percent and zinc volume sold decreased by 2.8 percent.

Looking into our operating costs, our total operating costs and expenses have increased by $111, million when compared to the second quarter of 2009.  The main variances include the following:

•                  Fuel and power costs increased by $14 million.

•                  Labor costs increased by $3 million

•                  Other operating materials by $15 million

•                  Worker’s profit sharing, as you know related to the higher sales and better results of the company, by $38 million.

•                  Royalties, also related to higher sales, by $3 million.

•                  Third party copper concentrates purchases increased by $20 million.

•                  Selling, general and administrative by $4 million

•                  Exploration expenses by $5 million

•                  Other operational costs and variances explain the remaining difference to complete the $111 million cost variance.

As a result of the mentioned sales and operating costs variances in the second quarter of 2010, our EBITDA was $612 million or 52 percent of sales.  This

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

figure compares with $380 million in the second quarter of 2009 that was 46 percent of sales.

Regarding cash costs, Southern Copper operating cash cost, including the benefit of byproduct credits, was 26.5 cents per pound in the second quarter of this year.  This cash cost was 13 cents lower than the 39.6 cents per pound of cash cost for the second quarter of 2009.

The improvement in cash cost was the result in continuing operational efficiencies and higher by-products credit, principally molybdenum.  As indicated before, molybdenum sales volume increased by 26 percent, and its price by 77 percent.

The Company second quarter cash cost per pound of copper produced before by-products credit was $1.57 per pound; higher than the 1.35 per pound of the second quarter of 2009.  This 22 cent variance is explained as follows:

•                  The temporary reduction in production that the Company had in the second quarter of 2010 accounts for eight cents of the 22 cent increase.

•                  Six cents are due to higher costs of energy, fuel and power.

•                  Higher selling and general administrative costs account for two cents of the increase.

•                  Labor costs and royalty increases each increased cash cost by one cent.

•                  Other increases in operating costs make up the remaining difference.

On April 16 of this year, the company issued $1.5 billion in fixed rate senior unsecured notes. These notes were issued in two tranches $400 million due in 2020 at an annual interest rate of 5.375 percent and $1.1 billion due in 2040 at an annual interest rate of 6.75 percent.

As a result of the better market prices, higher molybdenum volume sold and efficiency gains, Net earnings in the second quarter of this year were $313 million or diluted earnings per share of 37 cents.  This year compares with Net earnings for the second quarter of 2009 of $175 million or diluted earnings per share of 21 cents, a 79 percent increase.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

Looking into the Cananea situation, after the termination of the Labor Relations by enforcement of the law, the Company has aggressively started the repair of the facilities and currently has more than 3000 workers and contractor’s personnel who are working at the mine to restore the facilities.  The estimated cost to restore this mining unit is approximately $114 million.  The Company’s goal is to reach full capacity by February of 2011.

The company will continue with the social, educational and cultural programs that it usually conducts in all its mining operations in conjunction with the local communities.  These programs were put on hold due to union labor disputes.

Expansion and capital projects. As you have seen in our press release, on July 22, 2010 the Board of Directors approved a five year $3.8 billion capital investment program in the state of Sonora, Mexico to expand production and improve cost competitiveness. The program considered the following projects:

A $2.1 billion investment to expand Cananea’s annual production from 180,000 tons to 450,000 tons of copper, an increase of 270,000 tons or 150 percent from the current production capacity.  The major components of the Cananea capex are a new concentrator with an estimated annual production of 188,000 toms of copper, and three SX EW plants and a Quebalix circuit with a combined copper capacity of 82,000 tons per year. The plan also includes a molybdenum plant with an estimated annual capacity of 2,000 tons.

The first step of the Cananea investments is the restarted of the Quebalix III construction.  A Quebalix is a crushing and conveying system for the leaching material that is used by the SX-EW plants.  This Quebalix has a capital investment of $56 million.  It should be mentioned that 80 percent of this investment was made prior to the labor disputes. Currently the Company is at the final stage of analyzing contractor´s proposals to start building the third leaching plant at Cananea (SXEW III), which will have a capacity of 32,000 tons and an estimated capital investment of $180 million.  This plant is expected to start production in 2012.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

During the next year we will conduct studies and engineering for the Cananea concentrator and the molybdenum plant as well as for its fourth and fifth leaching plants.  We will also work in the detail engineering of the copper smelter and refinery at Empalme also in the Sonora state.

The Pilares mine site development will send its mineral production for processing to the La Caridad concentrator.  The estimated production of this project is 40,000 tons of copper per year at a cost of $195 million and it should be starting production by 2012.  The Pilares mine site development represents a change in scope for the La Caridad expansion, previously budgeted at $300 million.

Until now we have had as part of our growth projects, the following ones:

•                  The Tia Maria project, 120,000 tons of copper at a cost of $934 million.

•                  The Toquepala brownfield expansion, 100,000 tons of copper and 3.1 thousand tons of molybdenum at a cost of $600 million.

•                  The Cuajone brownfield expansion at a capacity of 72,000 tons expansion for copper and 500 tons of molybdenum per year at a cost of $300 million.

As indicated, we’re replacing for now La Caridad expansion — that had a cost of $300 million by the Pilares mine site development at a cost of $195 million.

During this half quarter, the company invested $92.9 million in capital expenditures.

For the Tia Maria project, the technical group conformed by the Peruvian Government, the Company and local communities was partially formed and is scheduled to initiate the review of the Environmental Impact Assessment (“EIA”) shortly.  The group will resolve which of the three alternatives for water supply is the more feasible.  The company has offered to build a dam with an increased capacity of approximately 40 million cubic meters of water that currently drains to the Pacific Ocean.  The company will only use 7 million cubic meters per year of this water, the remaining additional 33 million cubic meters would be available for the significant benefit of the Tambo Valley agricultural communities and the Islay population.  The second

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

alternative for water supply is the extraction of underground water through wells and the third alternative is the desalinization of sea water. With the latter two alternatives, the local communities will be deprived of the benefit of the additional 33 million cubic meters of water if the dam is not built.  We expect to receive the approval to begin construction of the project during the fourth quarter of this year.  We anticipate beginning production during 2012.  The Tia Maria unit will produce through its SX-EW process 120,000 tons of copper at a capital cost of $934 million.

Through June 30, 2010, the Company has spent a total of $100 million on the Toquepala concentrator expansion.  The detailed engineering is now in progress.  The use of high-pressure grinding rolls at the tertiary crushing stage was approved.  Wet screening instead of dry screening is currently under evaluation.  The EIA for this project is in its final stage and will be presented to the government at the end of August.  An explanation of the project was recently presented to local communities.

Regarding the Cuajone facilities, during the past quarter a 73 cubic yard shovel was put into operation.  Also 49HR drilling machine was received from the supplier and it is being assembled. This equipment will support the work to optimize the cut-off grade at the mine in order to increase the copper production in the next 15 years.  We are continuing work on the EIA for the expansion project of Cuajone.  As June 30 of 2010 the expenditures incurred were $23 million.

The Tantahuatay gold project in which the Company has a 44.25 percent participation with Buenaventura will start operations in the second half of 2011 and it is expected to produce between 80,000 and 100,000 ounces of gold per year and 426,000 ounces of silver a year for five years.  This project will require a total investment of $110 million of which 38 has been already invested.  Construction began in the second quarter of 2010.

On July 22, 2010, Southern Copper Corporation received a non-binding proposal from its parent company Americas Mining Corporation offering to effect an all-stock business combination of Southern Copper Corporation and

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

AMC, the parent company of Asarco, in which all public stockholders of Southern Copper Corporation would receive common shares of AMC in exchange for their shares of Southern Copper Corporation. Under the proposal presented by AMC, the stock of AMC would be registered and listed on both the New York Stock Exchange and the Lima Stock Exchange.

The board of directors of Southern Copper Corporation is in the process of appointing a special committee of independent directors to evaluate the merits of this proposal and intends to announce the formation and makeup of this committee in the near term. When formed, this special committee will be granted the authority to retain advisors, including legal and financial advisors.

If the proposed transaction is consummated, Southern Copper Corporation’s public stockholders would have an indirect ownership interest in both Southern Copper Corporation and Asarco, through their ownership of AMC shares.

Regarding dividends, as you know it is the Company policy to review at each board meeting the capital investment plan, cash resources, and expected future cash flow generation from operations in order to determine the appropriate quarterly dividend. Accordingly, as disclosed to the market on July 22, 2010, the board of directors authorize a dividend of 37 cents per share. This dividend will be paid on August 25 of this year to shareholders of record at the close of business on August 12, 2010.

Well with this in mind, ladies and gentlemen, we like to thank you again for joining us today and we’d like to open up the forum for questions.

Operator:

At this time, I would like to remind everyone in order to ask a question dial star and the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. And your first question comes from (Carlos De Alba) from Morgan Stanley your line is open.

(Carlos De Alba) Yes, thank you very much for taking my call just wanted to get your thoughts inclusive of your views interest of the cash calls per pound that you foresee for the company in the next few quarters and into 2011. Do

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

you expect a decline in this metric or do you expect them to see a relatively flattish during that period of time? That will be my first question thank you.

Raul Jacob:

Well thank you very much for your question Carlos. I think that if you can see our current production base I would say that our cash cost should be flat or varying just in terms of any changes that we happen in fuel prices, mainly.

However, please keep in mind that we’re including our Cananea production as part of the company base again. And Cananea was a low cost operation that will certainly influence positively the cash cost of the company from now on. I think that for 2011 at full capacity with Cananea we should probably see the cash cost lower by between 15 and 20 cents from its current level before by product credits.

Carlos De Alba:

OK before by product. And my other question is in terms of the production how do you see the production going forward this year and in the next two years and now that you mostly starting to run both Cananea and — yes, basically because of Cananea because of Cananea because the grow doesn’t kick in until really 2012.

Raul Jacob:

On terms of our current production base, we mentioned that there is a 500,000 expectancy for the year 2010 that number should hold for 2011. And to that, you have to add what we are going to do on Cananea.

We’re expecting to have Cananea at full capacity by the end of February of 2011. It’s about 15,000 tons of copper per month so that will give you an idea of what we are expecting. Basically, about 150,000 tons of copper from Cananea in 2011 that should be add to the 500,000 that I mentioned so that’s about 650,000 tons for 2011.

Carlos De Alba:

OK and then in terms of the CapEx do you have anything on the CapEx on an annual basis for this year and next year in 2012 just to kind of sense of when the biggest part of the divestitures for — not divestitures sorry for the future growth will take place?

Raul Jacob:	Yes, let me — well for this year, we have a total budget of $ 836 million and from those you may reduce a little bit due to the Tia Maria capital

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

expenditures that are mainly on hold at this point. For next year, our budget will be going to about 1.1 billion and for 2012 about $1 billion. These numbers will be reviewed as we move on in time, obviously.

Carlos De Alba:

Excellent. My final question is regarding the proposed transaction with AMC. Do you have already a timetable for the next moves by the board and by the independent committee that will be appointed to represent the minority?

Raul Jacob:	Not at this point.

Armando Ortega:	(Inaudible) Carlos.

Raul Jacob:	Armando would you like to comment on that?

Armando Ortega:

The only thing I would like to comment is that the board is in the process of forming the special independent committee and if appropriate, we will once it is established we will proceed to inform the market.

Carlos De Alba:	OK thank you.

Armando Ortega:	And then it will be up to that body to decide the timetable and the support that it will require for its duties.

Carlos De Alba:

And OK, could you remind us, the process to make the final decision regarding this transaction would be the independent board will form a - will provide a proposal to the entire board and then the entire board will vote upon this proposal?

Armando Ortega:

Well, first of all, it is up to the special independent committee to assess the merits of the transaction. And if they consider the transaction to be fair to the unaffiliated stockholders, in that circumstance they would propose the whole board to approve the transaction and then the company would need to call for a stockholders meeting to have the transaction approved as a whole.

Carlos De Alba:	Right OK thank you very much.

Operator:	And your next question comes from Felipe Hirai from Merrill Lynch your line is open.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

Felipe Hirai:

Hi, good morning everyone should I have just two follow-up questions here. Still on the compact side where you spoke you gave us the numbers for 2011, 2012 do these numbers already include the new CapEx for the sort of the Mexican operations and how you’re looking at these CapEx for the other years. And also, if you could give us any idea on how you expect to see the production ramp up in Mexico for ...

Raul Jacob:	I couldn’t get the last part of your question Felipe could you repeat it please?

Felipe Hirai:

Sure, what I want to know is if the capex as you said at $1.1 billion for 2011 and $1 billion for 2012 if they already be flat at these high numbers for Mexico and how do you see the CapEx after 2012. And related to the new projects in Mexico how do you see the production start-ups for the additional capacity?

Raul Jacob:

OK, OK let me first mention the CapEx. I mentioned already that for 2011 we have $1.1 billion, $1 billion for 2012, then $900 million 2013, $700 million for 2014, $700 million for 2015 and ‘16. In terms of these, obviously they do include the program approved by our board in July. The Mexican operations of the Cananea expansion as well as the Pilares expansion.

Felipe Hirai:	OK and how ...

Raul Jacob:	...the Mexican operations (inaudible) expansion as well as the (inaudible).

Felipe Hirai:	OK and how do you see the expected (inaudible) yes.

Raul Jacob:

Well we are already mentioned that the SX-EW the third SX-EW at Cananea will start operations by mid 2012. On the case of the concentrator or the traditional mining investment that has mine equipment and new concentrator and a molybdenum plant we are working on defining the basic engineering and looking to schedule this project by - to start production by mid 2015. In the case of the smelter and the refinery, those two should start operations by 2017.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

Felipe Hirai:	OK, and my second question is related to Asarco. So do you already have any indication of synergies that it could potentially have by combining the operations?

Male:	(Inaudible).

Raul Jacob:	Armando?

Armando Ortega:	I think it is not appropriate for the company to touch upon these issues which are the authority and duty of the special independent committee.

Raul Jacob:	OK, thank you.

Felipe Hirai:	Many thanks.

Raul Jacob:	Thank you very much Felipe.

Operator:	Your next question comes from Victoria Santaella from Santander. Your line is open.

Victoria Santaella:

Hi, good morning. I want to talk to some the cash cost during the second quarter. I see a huge increase versus the first quarter where you had a credit and now we are back into a positive cost even though we have you guys register a significant increase in (inaudible) prices went up. So you can elaborate basically what happened between the first and the second quarter in the cost and I’m providing a little bit more detail.

Just to confirm on Felipe´s question. The production in second half of the year should wrap up significantly in order for sales volume to reach the 500,000 tons of copper guidance. I just want to confirm, is this correct because you are way behind that guidance if we have to analysis what we have seen in the first half.

Raul Jacob:

Yes, let me - let me go to your last question Victoria. We’re including - we’re expecting to produce about 470,000 tons from our current operations and we will get some new production from Cananea in the fourth quarter. Not at full capacity, but that will - but that will fill the gap for what you are seeing.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

Victoria Santaella:	So actually there’s a decline in your guidance, because the 500,000 was without Cananea before.

Raul Jacob:	Yes, you can say so, if you consider only the operation of our currently production, yes.

Victoria Santaella:	OK.

Raul Jacob:

OK, now looking to your first question comparing between the second quarter of this year with the first quarter, we have to— in terms of total cost, we have an increase of $31 million, fuel and power increased by 3 million, they were cost by 3 million, all other materials increased by 11 million, royalties by 2 million. The rest is other expense increases.

On the cash cost, we had a cash cost of $1.50 per pound before by-product credits in the first quarter of this year. That number compares with a $1.57 for the second quarter. A portion of that is explained by the reduction in production. But mainly due to by product credits on the other metals.

I mean not molybdenum, but silver, zinc, we had to we - we had a reduction on that and as I say, cost increased by 31 million mainly for fuel and power and labor and operation - general operating materials, it increased their cost a little bit in the second quarter of this year when compared to the first quarter.

Victoria Santaella:	OK, should we be concerned about lower ore grades going forward both at La Caridad and Cuajone? Can this be a real problem in terms of your guidance?

Raul Jacob:

I don’t think so, I think that the Cuajone operation is increasing - it’s increasing its ore grade as we move on further into the year. We’re not getting to a level that we had last year, but we’re closing the gap that you have seen in the first quarter mainly.

As I’ve mentioned this quarter’s production increased when you compare that to the first quarter one and that turn should be - should be consolidating and that’s why we increase our - if you just double what we did in the first half of the year you will not get to the number that I mentioned - we’re having a better production coming from Cuajone and from La Caridad as well.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

Victoria Santaella:	Thank you very much.

Raul Jacob:	You’re welcome Victoria.

Operator:	Your next question comes from Christopher Buck from Barclays Capital. Your line is open.

Christopher Buck:

Thank you, good morning. I’m just wondering if you can give us an update on your funding needs on the bond you issued earlier this year was partially to be used for cap ex spending and at that point this (inaudible) plan was a bit smaller. So, just wondering if you could update us on your plans there and how you plan to fund some of those CapEx? Thank you.

Raul Jacob:

You’re welcome. Well, we are - we have - we have our bond issue ready and we are expecting to start using that money for our growth. A portion of that - growth will be finance by our own funds as well. Next year we will have the benefit of having Cananea back and that is going to improve our cash generation.

Later on in time, when we have Toquepala and Tia Maria moving into production, the expansion in Toquepala, the Tia Maria project we will consider - we will review our current debt position and make a decision on that matter as well.

Christopher Buck:	OK, so the bottom line is for the foreseeable future you have enough capital to proceed as you wish and you’ll kind of wait to see how the cash flows develop and re-evaluate at that point.

Raul Jacob:	That’s correct.

Christopher Buck:

OK, and it sounds like you’re limited in what you can discuss regarding the AMC transaction, but any view on how that could change your funding plans or how capital will be distributed within the new entity?

Raul Jacob:	No, no comments on that.

Christopher Buck:	OK, thanks very much.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

Operator:	And your next question comes from Jamie Nicholson from Credit Suisse. Your line is open.

Jamie Nicholson:

Yes. My question was also related to Asarco and just whether...I mean it looks like Asarco throws off a significant amount of free cash flow and whether you expect one of the benefits of the potential merger to be that that cash flow could be a source of funding for Southern Copper projects?

Raul Jacob:

Jamie, at this point I think that we can’t comment on this kind of question. If you don’t mind, Grupo Mexico will have its conference call later on today. I think that you may address that question to them.

Jamie Nicholson:	OK, yes I appreciate that. And then here’s another one I’m wondering if you could address?

Raul Jacob:	You can always ask.

Jamie Nicholson:

Yes, exactly. I’ll try. So, Southern Copper being the surviving entity I would assume Asarco would not be a guarantor of those bonds. But if they are not a guarantor, would Southern Copper continue to disclose the guarantee entity to bond holders going forward?

Can you elaborate at all on that or whether Asarco would become a member of the guarantor group?

Raul Jacob:

Well, Asarco and Southern will be separated as entities, so the bonds that Southern issues will be backed by Southern Copper and in the future if this transaction ever consummates. At this point, there is not much information that we can elaborate on this.

But that’s one of the things we can share.

Jamie Nicholson:

OK, so it sounds like though, if they’re separate subsidiaries, that you would be able to produce subsidiary information like you do already or like Grupo Mexico does already? Is that your expectation?

Raul Jacob:	That’s our expectation. That’s correct.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

Jamie Nicholson:	OK, great. Thanks very much.

Armando Ortega:

Raul, we probably would like to direct our colleagues to read again the exhibit that Southern Copper filed together with its 8K last Friday, which contains the letter filed by AMC describing, I would say in a very clear manner, the structure of the transaction and the end result of the transaction for corporate purposes regarding both Asarco and Southern Copper.

Raul Jacob:	Mona do we have any other questions?

Operator:	Yes we do have another question. And it comes from Alex Hacking, from Citigroup. Your line is open.

Alex Hacking:

Good morning everyone. Thanks for taking the question. The first question, I just want to confirm that the proposed transaction with Asarco will require a vote from the minority shareholders in Southern Copper.

Armando Ortega:

We will — we will check again with our outside counsel, but upon our past experience the normal procedure to approve this transaction is first to have the formation of a special independent committee that would analyze and assess with experts the merits of the transaction.  And if they consider that the transaction is fair, then they would present this transaction. They would recommend this transaction for the approval of the board, and then the transaction would be presented to all the stockholders in an ad hoc or special stockholders meeting. We would like simply to double check it, but that is the normal procedure, is to have these sorts of transactions ought to be approved.

Alex Hacking:

OK, so just to confirm what you’re saying, is that it does not, would not require a vote of the minority shareholders, just of the entire shareholder base, which would obviously include Grupo Mexico’s 80 percent, who would vote presumably in favor?

Armando Ortega:

Well, as far as our experience tells us and upon Delaware law that we are aware of, the interest of the minority stockholders are precisely safeguarded by the creation of the special independent committee. Their very duty is to ensure that the transaction is fair for the unaffiliated stockholders. And that is

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

precisely what they are called to do. That is part of their fiduciary duty, and the concrete mandate that they get to assess, to examine, to determine whether the transaction as proposed is fair or not for their stockholders. And I’m talking about the minority stockholders. And then procedurally if they reach the conclusion that it is, then they need to recommend this transaction for the approval of the board and later on for the approval of all the stockholders in the context of a general stockholders meeting where minority stockholders would vote.

Alex Hacking:

OK, thank you. That’s very clear. The second question that I have is just going back to the CapEx. Would you mind to just clarify the timing of some of the projects for me, i.e. when they would be completed? Specifically I’m talking about the new mine, Pilares, and also just the expansions of Toquepala and Cuajone.

What’s the, what’s the target date for completion there? Thank you.

Raul Jacob:	OK. Pilares they are expecting to initiate production by 2012.

Alex Hacking:	OK.

Raul Jacob:	On Toquepala it is scheduled by mid 2012. As well as the Tia Maria, in the case of Cuajone it is scheduled for mid 2013.

Alex Hacking:	OK, that is perfect thank you very much.

Raul Jacob:	You’re welcome.

Operator:	Your next question comes from (Tatiana Shultzki) from (American Metal Mark) your line is open.

(Tatiana Shultzki):

Good morning gentlemen. I just wanted to find out — you recently gained control of Cananea and you’re planning to spend quite a lot of money, what are your visibility on any potential labor issues given the history the mine?

Raul Jacob:	Armando would you like to comment on that?

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

Armando Ortega:

Well right now as you know we have just regained control of the mine and we are in a very active, very (inaudible) process of reconstructing and rehabilitating the mine. Up on the timetable that has been provided to you we are trying to start and slowly and increasing the level and producing again. Once we terminate that the rehabilitation and reconstruction process we plan to formally hire with a new labor union and new workers for the mine and also to sign a new collective bargaining agreement a modern, a competitive one in order to help us to support our production basis in a new era of labor relationship with a new union. That is I would say in general terms the profile of what we want to do and what we expect to do. Right now we are working with contractors, right now we are working with contractors we still have contractors who are helping us in this favor but as you know this is just for a while, I mean during the timing in which we terminate our rehabilitation and reconstruction process.

But once again, not to repeat myself once this process, once this stage is terminated we would start right away a formal labor relationship under the umbrella of a new collective bargaining agreement with a new union, a new labor union.

Raul Jacob:

Let me add to that (Tattiana) that we have a nine of our operations with the kind of contract that Armando mentioned where productivity is key to improving salaries and our workers of those other nine Mexican units that have these kinds of contracts are certainly responding very positively to this kind of new labor arrangement.

Raul Jacob:	(Mona) do we have any more questions in the Q?

Operator:	Yes your last question comes from Victoria Santaella from Santander your line is open.

Victoria Santaella:

Hello this is a follow up question since no one touched on it. Any final comments on the perspective of higher royalties both in Peru and Mexico for next year and have you seen something that may affect the levels that the companies been paying especially in Mexico which are quite low.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

Raul Jacob:

Well the straight answer to your question is no. But in Peru there is no discussion about raising the royalties. Obviously when Australia went out asking for higher taxes some persons in the political arena in both Mexico and Peru start talking about that — that was just talk — nothing particularly specifically has been — has been presented or indicated about this by the government. Armando go ahead.

Armando Ortega:

Oh, sorry. In Mexico, we have experienced in the last years one or several congressmen launching or making statements regarding the likelihood of a potential new royalty to tax mine activities and it has become almost a sport, but at this juncture we don’t see or rather at least not now any new initiative.

Raul Jacob:

It would not be a surprise if there is a new congressman announcing that they intend to pass a new initiative in that regard and — but I don’t think it’s something that would be easily passed by the whole congress. It would need — if it taxed it would need to go before the two chambers — the chambers — and I don’t think (inaudible), no? So concretely at this state we don’t have anything that we need to disclose with you.

Operator:	Thank you so much.

Raul Jacob:	Well, do we — do we have any other questions in the queue, (Mona)?

Operator:	Again, if you would like to ask a question, dial star and the number one on your telephone keypad. We do have a question from Carlos De Alba from Morgan Stanley. Your line is open.

Carlos De Alba:	Yes, I just wanted to clarify the SX EW in Cananea the expected start, ramp-up time is 2017?

Raul Jacob:

No, 2017 is the ramping up for the new smelter and refinery in Empalme in Sonora. The SX-EW plants will be most likely be operative before 2015. I would say number 4 by 2014, number 5 by 2015 and the concentrator — the new concentrator by 2015, as well.

Carlos De Alba:	Right, OK. Thank you very much.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

Operator:	Your next question comes from (Guiterrez Nucham). Your line is open.

(Guiterrez Nucham):

Hello gentlemen, I was just asking to clarify regarding the minority vote. From what I understood, you said that the minorities will not have a specific vote, right, and that the vote will be all stockholders. That, I assume would include GMex, so I just wanted to clarify is GMexico voting? Will they be allowed to vote in that vote?

Armando Ortega:

Yes. The concrete question is yes, yes of course. I mean, this transaction needs to be approved by all the stockholders whether the controlling stockholder or the minority stockholders. It needs approval upon Delaware law by all stockholders. I was emphasizing the aspect that again upon Delaware law, the very duty of the independent directors of the special committee is precisely to ensure that the interests of minority stockholders is again safeguarded, is taken into account on a specific basis. And therefore, when this body is formed, it is empowered to engage their financial, legal and other experts for example, mining experts, or any other expert that they deem appropriate in order to help them independently to assess the merits and to analyze the merits of this transaction.

(Guiterrez Nucham):	So effectively, if I get it, if I understand this right, as long as the special committee approves it, the transaction will be approved effectively, right, because it’s been initiated by Grupo Mexico?

Armando Ortega:

Effectively, yes. Effectively, yes. Because if they approve it, then they would recommend the board to approve it. And then it would go to a general stockholders meeting to have the transaction approved.

(Guiterrez Nucham):	OK, OK I get it. OK thank you very much.

Operator:	If there are no questions at this time I will turn it back over to the operators.

Raul Jacob:

OK thank you very much (Mona) and thank you very much to all the participants in today’s conference. We are expecting to have you back later on when we report the third quarter or if we have another conference call before that. Thank you very much everyone, good day.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

07/29/10 10:30 a.m. EST

Confirmation # 88170020

Operator:	That concludes today’s conference call you may now hang up.

END

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN COPPER CORPORATION

Date: August 6, 2010	By:	/s/ Armando Ortega Gomez
	Name:	Armando Ortega Gomez
	Title:	Vice President, Legal, General Counsel and Secretary